Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President & CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL AUTHORIZES

SEMIANNUAL DIVIDEND

LITTLE FALLS, New Jersey (December 17, 2009) .... CANTEL MEDICAL CORP. (NYSE:CMN) announced today that its Board of Directors intends to pay, for the first time, a semiannual cash dividend of $0.05 per outstanding share, or $0.10 per share annually, on the Company’s common stock. The Board declared the first cash dividend of $0.05 per share of outstanding common stock, to be paid on January 29, 2010 to shareholders of record at the close of business on January 15, 2010. Future declaration of semiannual dividends and the establishment of future record and payment dates are subject to the final determination of the Company’s Board of Directors.

Andrew A. Krakauer, President and CEO, stated, “The Board of Directors believes that it is in the best interests of the Company’s shareholders to commence the payment of regular semiannual cash dividends. Our new dividend policy reflects the sustained strength of our financial performance and our outstanding cash flow generation and balance sheet.”

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens. For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.